EXHIBIT 10.49

USEC Inc.
Summary of Supplemental Executive Retirement Plan
January 16, 2001

      In April 1999, the USEC Inc. Board of Directors approved, and USEC Inc. (the “Company”) put in place, a Supplemental Executive Retirement Plan (“SERP”). The purpose of the plan is to retain the services of, and provide rewards and incentives to, members of a select group of management employees who contribute to the success of the company. The plan provides supplemental retirement benefits to select members of management who become members of this plan. This plan is intended to be an unfunded plan of deferred compensation for a select group of management or highly compensated employees, as provided in the Employee Retirement Income Security Act of 1974, as amended.

      Effective August 3, 2000, the Board of Directors authorized the addition of the following senior executives in this SERP: James H. Miller, Executive Vice President, Robert J. Moore, Senior Vice President and General Counsel; Philip H. Sewell, Senior Vice President; and Henry Z Shelton, Jr., Senior Vice President and Chief Financial Officer.

      The following is a summary of the terms of the SERP as amended for these individuals:

Plan Benefit

      The benefit objective of this plan shall be an amount equal to 55% of the participant’s final average compensation. Final average compensation shall mean the average annualized rate of base compensation and any annual incentive compensation (cash and stock, but excluding stock options) earned during a calendar year, for a three year period commencing on or after February 3, 1999, and immediately preceding the termination date.

      The payment of benefits to each member of this plan is conditioned upon the continuous employment of such member by the Company from the date of the member’s participation in this plan until the member’s normal retirement, early retirement, total and permanent disability, death or termination of employment (other than for cause), whichever occurs first.

Payment of Benefits

      Benefits payable under the terms of the SERP shall be paid at the same time and in the same form as the member’s benefit is paid under the qualified plan. A member who elects normal retirement (age 62) shall receive a monthly benefit equal to one-twelfth (1/12) of the benefit objective minus the following amounts:

a) One hundred percent (100%) of the member’s monthly primary social security benefit in effect on the later of 1) member’s benefit commencement date, or 2) the member’s date of termination of employment,

b) One hundred percent (100%) of the member’s monthly benefit under the Company’s qualified plan (or other qualified plan to which the Company has contributed on behalf of the member), assuming commencement as of his benefit commencement date, and

c) One hundred percent (100%) of the member’s monthly benefit under the Company’s excess plan, assuming commencement as of his benefit commencement date.

Early Retirement Benefit

      Early Retirement as defined in the plan is the termination of employment with the Company (other than death or total and permanent disability) on the first day of the month coinciding with or immediately following the member’s attainment of age fifty-five. The prior approval of the Board of Directors is required for the early retirement of a member before that member’s attainment of age sixty (60).

      A member who elects early retirement and receives Board approval shall receive a monthly benefit commencing on his early retirement date equal to one-twelfth (1/12) of the benefit objective, reduced by 3% for each year that the benefit commencement date precedes the member’s date of normal retirement. In addition, the benefit amount shall also be reduced by the provisions of a), b), and c) above.

      In addition to an Early Retirement Benefit, members determined to have incurred a Total and permanent disability while employed by the Company shall be entitled to a disability benefit. Also, upon the death of a member, the member’s Surviving Spouse shall be entitled to receive a pre-retirement or post retirement death benefit as is applicable.

Benefits Upon Other Terminations of Employment

      In the case of a member’s termination of employment other than by reason of death or total and permanent disability and, prior to meeting early retirement eligibility, the nonforfeitable plan benefit shall be calculated as described for a member’s early retirement, but with the benefit objective further reduced by 3% per year from the date the member would be eligible for early retirement to the date of termination of employment. The earliest date that payment of such plan benefit may commence is on the date of normal retirement.

      In the case of the member’s termination of employment (other than by death or permanent and total disability) after attaining the age of 55 without the Board of Directors’ approval for early retirement, the nonforfeitable plan benefit shall be calculated as is early retirement, with payment commencing on the date of normal retirement.

      If a member is terminated for “Cause”, as defined in any employment agreement applicable to the member, the member shall forfeit all rights to payment under this plan.

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